Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228440) and S-8 (No. 333-226984 and 333-236721) of Colony Bankcorp, Inc. of our report dated March 30, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Colony Bankcorp, Inc. for the years ended December 31, 2019 and 2018.

/s/ McNair, McLemore, Middlebrooks & Co., LLC

Macon, Georgia

March 30, 2020